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                                                                    EXHIBIT 11.1


                       MAUNA LOA MACADAMIA PARTNERS, L.P.
                   COMPUTATION OF NET INCOME PER CLASS A UNIT
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)



                                      1996    1995    1994
                                      -----   -----   -----
Net income                            3,033   1,192     486

Class A unitholders'
 percentage of ownership              x 99%   x 99%   x 99%
                                      -----   -----   -----
Net income allocable
 to Class A unitholders               3,003   1,180     481
                                      =====   =====   =====



Class A Units outstanding             7,500   7,500   7,500
                                      =====   =====   =====



Net income per Class A Unit            0.40    0.16    0.06
                                      =====   =====   =====





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